Exhibit 10.1
Execution Version
STOCK TRANSFER, RELEASE AND WAIVER AGREEMENT
This STOCK TRANSFER, RELEASE AND WAIVER AGREEMENT (the “Agreement”), dated as of April 28, 2010, is entered into by and among, R&G Financial Corporation, a corporation organized and existing under the laws of the Commonwealth of Puerto Rico (hereinafter, “RGF”), R-G Premier Bank of Puerto Rico, a commercial bank organized and existing under the laws of the Commonwealth of Puerto Rico (hereinafter, “RGP” or the “Bank”), and R&G Mortgage Corp., a corporation organized and existing under the laws of the Commonwealth of Puerto Rico (hereinafter, “RGM”, and together with RGF and RGP, collectively, the “Parties”).
WITNESSETH:
WHEREAS, on February 16, 1990, Guaynabo Federal Savings Bank, the predecessor bank to RGP, entered into a Master Purchase, Servicing and Collection Agreement with RGM, as amended (the “MPSCA”), which established that RGP would sell to RGM all the rights, title and interest of RGP in and to the servicing rights (“MSRs”) with respect to mortgage loans RGP held in its loan portfolio in exchange for cash consideration;
WHEREAS, pursuant to an amendment made to the MPSCA on July 1, 1994, the MPSCA provided that RGM’s obligation to pay for the sale of the MSRs would only be payable when and if RGP sold the mortgage loans to a third party;
WHEREAS, between 2001 and 2005, RGM did not to make payments to RGP as to the loans sold to third parties;
WHEREAS, on November 2, 2007, the Parties restated the accounting treatment of the transactions made under the MPSCA which led to the recognition by RGP of an intercompany account receivable (the “Intercompany Receivable”) from RGM in the original amount of $50,509,000, and the Parties executed an Amended and First Restated Master Loan Servicing Agreement on January 1, 2006;
WHEREAS, the original amount of the Intercompany Receivable was reduced on December 23, 2009 to $42,109,847 after deducting the amount of $8,399,153 in tax overpayments made by RGM from the original amount of the Intercompany Receivable;
WHEREAS, RGM and RGP are both wholly-owned subsidiaries of RGF;
WHEREAS, the outstanding capital stock of RGM is accounted for in the books of RGF at $45,299,051, after satisfaction of the Intercompany Receivable;
WHEREAS, in consideration of the full satisfaction and extinguishment of the Intercompany Receivable, the Release and Waiver provided in Section 5 hereon, and other good and valuable consideration, RGF has agreed to transfer 3,150,000 shares of common stock and 500,000 shares of preferred stock (the “Shares”) of RGM (which represent all of the issued and outstanding shares of capital stock of RGM) to the Bank; and,
WHEREAS, as a further benefit of the transfer of the Shares to RGP, RGM has an additional intercompany receivable of $6,331,024, which was written off by RGP following the 2008 Report of Examination, that upon transfer of the Shares, will increase RGP’s capital when RGM is consolidated with RGP, with the aggregate result being that RGP’s equity will increase by approximately $51 million on a consolidated basis.
NOW, THEREFORE, the Parties hereby agree as follows:
     1. Incorporation of Preamble.
          The preamble to this Agreement is hereby incorporated and made a part hereof.
     2. Assumption of Indebtedness; Waiver of Right of Reimbursement.
          (a) RGF hereby assumes the indebtedness of RGM related to the Intercompany Receivable as paid in capital contributed by RGF to RGM.
          (b) RGF hereby waives and agrees not to enforce against RGM or RGP any right of reimbursement or subrogation that it may have under Article 1112 of the Puerto Rico Civil Code, 31 L.P.R.A. Sec. 3162, as a result of the full satisfaction of the Intercompany Receivable.
     3. Full Satisfaction and Extinguishment of Intercompany Receivable.
          (a) RGP hereby accepts the transfer of the Shares of RGM from RGF as payment in full satisfaction of the Intercompany Receivable.
          (b) The Parties provide the Release and Waiver set forth in Section 5 hereof. RGF hereby transfers and conveys title to the Shares of RGM to RGP in consideration of the full satisfaction and extinguishment of the Intercompany Receivable and the Release and Waiver.
     4. Delivery of Stock Certificate.
          RGF hereby delivers to RGP the certificates evidencing ownership of the Shares of RGM, duly endorsed to the order of RGP.
     5. Release and Waiver.
          In consideration of the transfer of the Shares of RGM by RGF and the full satisfaction and extinguishment of the Intercompany Receivable, the Parties hereby release and forever discharge each other, of and from any and all past, present or future claims, demands, obligations, actions, suits, causes of action, rights, defenses or counterclaims it may have or have had, damages, losses, costs, expenses, attorneys’ fees, and compensation of any nature whatsoever, which such Party now has, or which may hereafter accrue or otherwise be acquired, on account of, or in connection with any acts or omissions growing out or related to the Intercompany Receivable, including, without limitation, any and all known or unknown claims and resulting damages and losses, and the consequences thereof, sustained by such Party and any and all persons or entities whose rights to claim for such damages and losses have been fully vested upon such Party by way of subrogation, which have resulted or may result from the Intercompany Receivable.

     6. Representations, Warranties and Covenants.
          (a) RGF’s Representations and Warranties. RGF represents and warrants to RGP as follows:
               (i) Organization of RGF. RGF is a corporation duly organized and validly existing under the laws of the Commonwealth of Puerto Rico.
               (ii) Authorization of Transaction. RGF has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of RGF, enforceable in accordance with its terms and conditions. The Board of Directors of RGF has approved the transactions contemplated in this Agreement and RGF has obtained or received any and all approvals to the transactions contemplated in this Agreement from any applicable department, agency, instrumentality, or other entity exercising executive, legislative, judicial, regulatory, or administrative functions of, or pertaining to, the government of the Commonwealth of Puerto Rico or the United States of America, including, but not limited to, any and all approvals from the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, and the Commissioner of Financial Institutions of Puerto Rico.
               (iii) No contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) to RGF’s knowledge, violate any constitution, statute, regulation or rule to which RGF is subject, (B) violate any injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which RGF is subject or any provision of its charter, bylaws, or other governing documents, (C) conflict with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which the RGF is a party or by which it is bound or to which any of its assets is subject, or (D) result in the imposition or creation of a lien upon or with respect to the Shares.
               (iv) Shares of RGM. RGF holds of record and owns beneficially all the Shares of RGM, free and clear of any restrictions on transfer, taxes, liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. RGF is not a party to any option, subscriptions, warrant, capital or equity appreciation rights agreements, preemptive right, right of first refusal, buy-sell, purchase right, or other contract, right or commitment of whatever kind, whether or not vested or contingent that could require the RGF to sell, transfer, or otherwise dispose of the Shares of RGM or any other shares or securities evidencing any capital stock of RGM (other than this Agreement). RGF is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of the Shares of RGM or any other shares or securities evidencing any capital stock of RGM.
          (b) RGP’s Representations and Warranties. RGP represents and warrants to RGF as follows:
               (i) Organization of RGP. RGP is a commercial bank duly organized and validly existing under the laws of the Commonwealth of Puerto Rico.

               (ii) Authorization of Transaction. RGP has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of RGP, enforceable in accordance with its terms and conditions. The Board of Directors of RGP has approved the transactions contemplated in this Agreement and RGP has obtained or received any and all approvals to the transactions contemplated in this Agreement from any applicable department, agency, instrumentality, or other entity exercising executive, legislative, judicial, regulatory, or administrative functions of, or pertaining to, the government of the Commonwealth of Puerto Rico or the United States of America, including, but not limited to, any and all approvals from the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, and the Commissioner of Financial Institutions of Puerto Rico.
               (iii) No contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which RGP is subject or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which RGP is a party or by which it is bound or to which any of its assets is subject.
          (c) RGM Representations and Warranties. RGM represents to RGP as follows:
               (i) Organization of RGM. RGM is a corporation duly organized and validly existing under the laws of the Commonwealth of Puerto Rico.
               (ii) Financial Condition. RGM has delivered to RGP its unaudited balance sheet as of March 31, 2010, copy of which is attached hereto as Exhibit A, and hereby certifies and represents that such financial statement is true and accurate in all respects and fairly present the financial position of RGM as of the dates and for the periods therein set forth.
               (iii) Authorization of Transaction. RGM has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of RGM, enforceable in accordance with its terms and conditions. The Board of Directors of RGM has approved the transactions contemplated in this Agreement and RGM has obtained or received any and all approvals to the transactions contemplated in this Agreement from any applicable department, agency, instrumentality, or other entity exercising executive, legislative, judicial, regulatory, or administrative functions of, or pertaining to, the government of the Commonwealth of Puerto Rico or the United States of America, including, but not limited to, any and all approvals from the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, and the Commissioner of Financial Institutions of Puerto Rico.
               (iv) No contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which RGM is subject or any provision of the charter or bylaws of RGM or (ii) conflict with, result in a material breach of, constitute a material default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which RGM is a party or by which it is bound or to which any of its assets is subject.
     7. Confidentiality.
          (a) The Parties shall maintain confidential (i) all provisions of this Agreement, (ii) all the information acquired with respect to the other parties during the negotiations conducted prior to the execution of this Agreement, and (iii) all information acquired with respect to the other parties or exchanged between the parties in connection with the provisions of this Agreement or related to the transactions contemplated under this Agreement, and none of the Parties shall reveal or publicly disclose any part of such information nor the terms and conditions of this Agreement, without prior authorization from the other Parties, except for:
               (i) any disclosure that is required as part of any notification or request for approval that must be made to the any governmental authority; and
               (ii) any other disclosures required contractually or by applicable law.
          (b) Each of the Parties shall also require its respective directors, officers, employees, agents and any other person that obtains access to information with respect to this Agreement to honor and comply with the confidentiality obligations herein established.
     8. Exclusive Benefit of Parties; Assignment. This Agreement is for the exclusive benefit of the Parties hereto and their respective successors and permitted assigns and shall not be deemed to give any legal or equitable right to any other person. Except as expressly provided herein, this Agreement and the rights or obligations of the Parties hereunder may not be assigned by either Party hereto without the prior written consent of the other Party, which consent shall not be unreasonably withheld.
     9. Amendment; Waivers. This Agreement may be amended only by written agreement of the Parties. Any forbearance, failure, or delay by a Party in exercising any right, power, or remedy hereunder shall not be deemed to be a waiver thereof, and any single or partial exercise by such Party of any right, power or remedy hereunder shall not preclude the further exercise thereof. Every right, power and remedy of a Party shall continue in full force and effect until specifically waived by each Party in writing.
     10. Effect of Invalidity of Provisions. In case any one or more or part thereof of the provisions contained in this Agreement should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby.
     11. Governing Law; Waiver of Jury Trial. All matters relating to this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Puerto Rico. The Parties irrevocably agree to waive any rights it may have to a jury trial in any action or proceeding against it arising out of or relating in any manner to this Agreement.

     12. Notices. All demands, notices, instructions and communications hereunder shall be in writing and shall be sent to the Parties at the addresses listed below (or such other address as may hereafter be furnished to the other Party by notice given hereunder): (a) by hand delivery, with receipt of delivery acknowledged; (b) by registered or certified mail, return receipt requested; (c) by reputable overnight courier service, with receipt of delivery acknowledged; or (d) by facsimile communication, with the original forwarded as provided in (a), (b) or (c). Any such demand, notice, instruction or communication hereunder shall be deemed to have been given on the date received or on the date delivered and refused; provided, however, that a facsimile transmission shall be deemed to be received when transmitted so long as the transmitting machine has provided an electronic confirmation of such transmission.

If to RGF:	R&G Financial Corporation 290 Jesús T. Piñero, Hyde Park San Juan, Puerto Rico 00918 Attention: Rolando Rodríguez, President and CEO Fax: 787-625-5570

If to RGP:	R-G Premier Bank of Puerto Rico 290 Jesús T. Piñero, Hyde Park San Juan, Puerto Rico 00918 Attention: José A. Díaz, President Fax: 787-766-8370

If to RGM:	R&G Mortgage Corp. 290 Jesús T. Piñero, Hyde Park San Juan, Puerto Rico 00918 Attention: Rolando Rodríguez, President Fax: 787-625-5570
     13. Effectiveness. The transfer of the Shares of RGM to RGP shall be made by RGF upon receipt of all regulatory approvals or non-objections. This Agreement shall be deemed to be effective as of the date hereof upon signature of the Parties.
     14. Entire Agreement. This Agreement together with all exhibits and schedules hereto, contain the entire agreement between the Parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements between the Parties, oral or written, of any nature whatsoever with respect to the subject matter hereof.
     15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

R&G FINANCIAL CORPORATION			R-G PREMIER BANK OF PUERTO RICO

By:	/s/ ROLANDO RODRÍGUEZ		By:	/s/ JOSÉ A. DÍAZ

	Name:	Rolando Rodríguez		Name:	José A. Díaz
	Title:	President and Chief Executive Officer		Title:	President

R&G MORTGAGE CORP.

By:	/s/ ROLANDO RODRÍGUEZ

	Name:	Rolando Rodríguez
	Title:	President
Affidavit Number 696
     Acknowledged and subscribed before me by Rolando Rodríguez, of legal age, married, executive and resident of San Juan, Puerto Rico, as President and Chief Executive Officer of R&G Financial Corporation and as President of R&G Mortgage Corp.; and by José A. Díaz, of legal age, married, executive and resident of San Juan, Puerto Rico, as President of R-G Premier Bank of Puerto Rico, both of whom are personally known to me, in San Juan, Puerto Rico, this 28th day of April, 2010.

/s/ MARIA CRISTINA MENA IRIZARRY
Notary Public

Exhibit A
Unaudited Balance Sheet of RGM as of March 31, 2009